Exhibit 99.1
Contact: Michael Sabella
Vice President, Investor Relations
(281) 885-7589

Patterson-UTI Energy Reports Financial Results for the Quarter Ended December 31, 2025

HOUSTON, Texas – February 4, 2026 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended December 31, 2025.

Fourth Quarter 2025 Financial Results and Other Key Items
•Fourth Quarter 2025 Total Revenue of $1.2 billion
•Fourth Quarter 2025 Net Loss Attributable to Common Stockholders of $9 million
•Fourth Quarter 2025 Adjusted EBITDA of $221 million
•Full year 2025 Cash from Operations of $961 million, Adjusted Free Cash Flow of $416 million in 2025
•Quarterly dividend raised by 25% to $0.10 per share, payable on March 16, 2026 to holders of record as of March 2, 2026

Management Commentary

“We closed 2025 with a strong fourth quarter, delivering steady results during what is typically a seasonally soft period,” said Andy Hendricks, Chief Executive Officer. “This performance reflects strong operational execution in our core businesses and continued cost control in a challenging commodity environment. The results for 2025 highlight the margin resilience of our diversified drilling and completion operations and the effectiveness of our team in executing our strategic objectives. Despite a challenging market in 2025, we again delivered on our objective for strong free cash flow generation at all points in the cycle. I would like to thank the employees of Patterson-UTI for their hard work in 2025, and we look forward to delivering again in 2026.”

“U.S. drilling and completion activity has held relatively steady as we begin 2026,” continued Mr. Hendricks. “Oil prices have been resilient, despite increased OPEC+ supply and a subdued global economic growth forecast. In natural gas basins, growing LNG exports and rising domestic demand remain a long-term tailwind for drilling and completion activity as our customers assess the long-term outlook for the commodity.”

“We delivered another year of strong free cash flow through a disciplined, company-wide focus on cash management and capital allocation,” said Andy Smith, Chief Financial Officer. “We expect to continue delivering strong free cash flow in 2026, and given our free cash flow expectations, we are increasing our quarterly dividend by 25% to $0.10 per share. Over the past two years, we have returned approximately two-thirds of our adjusted free cash flow to investors through dividends and share repurchases, and we remain committed to returning at least 50% of our adjusted free cash flow to our shareholders.”

Drilling Services

Fourth quarter Drilling Services segment revenue totaled $361 million, with adjusted gross profit of $132 million. Our U.S. Contract Drilling operating days totaled 8,596, with an average of 93 rigs working in the quarter.

In our U.S. Contract Drilling business, our successful cost reduction measures mostly offset the revenue decrease during the quarter.

Nearly all our rigs are now equipped with our proprietary Cortex® automation applications, and we see strong demand as we continue to develop new automation software applications to further differentiate our operations. As well designs become more complex, we expect to see a continued bifurcation among service providers, and the quality of our rigs and operating platform position us favorably going forward. Given strong performance, we are experiencing ongoing success with our performance-based agreements, with customers increasingly looking to partner with drilling contractors who can enhance operational efficiency.

Completion Services

Fourth quarter Completion Services revenue totaled $702 million, with adjusted gross profit of $111 million.

We experienced minimal holiday-related downtime, as most customers maintained consistent completion activity compared to the third quarter. For crews where dedicated customers did take extended holiday breaks, our commercial team efficiently managed frac schedules to keep our fleets operating near full utilization. Overall, fourth quarter completion activity and pricing were steady compared to the previous quarter.

Completion Services adjusted EBITDA was higher in the second half of 2025 compared to the first half, reflecting the quality of our fleet and the investments we have made over the past year to add new technology to our portfolio, streamline operations, and improve our cost structure. We will continue to redirect capital in our completions business to high-grade our fleet over the next year. As we direct our capital towards high-grading our asset base, we are likely to have fewer fleets in operation as we continue to idle lower quality diesel assets.

During the fourth quarter, we launched our proprietary eos™ Completions Digital Platform, which advances real-time visualization, controls and data integration throughout the completions process. We have revenue generating agreements in place and see strong customer demand for Vertex™ frac automation, fully integrated data management, fuel/proppant/chemicals logistics optimization, and reservoir analytics, all of which can be deployed on any of our frac fleets. eos and Vertex should have strong growth potential in 2026 and have already shown promising results in enabling a more efficient and consistent completion operation. Together, our differentiated digital and automation platform allows us to lower both operating and maintenance costs while also delivering more consistent service quality for the customer.

Drilling Products

Fourth quarter Drilling Products revenue totaled $84 million, with adjusted gross profit of $34 million.

Revenue per industry rig in the United States remained near company record levels, reflecting our strong market position in drill bits and the continued success of our downhole tool product innovations. International revenue was down slightly compared to the third quarter due to lower-than-expected sales in the Middle East, although we delivered revenue growth in several key markets, including Latin America and Asia-Pacific.

In the fourth quarter, we opened a new manufacturing facility in Saudi Arabia and are now manufacturing drill bits in country, which should give us an advantage as growth resumes in the Middle East.

Other

Fourth quarter Other revenue totaled $5 million, with adjusted gross profit of $1 million.

Outlook

Within the Drilling Services segment for the first quarter, we expect our average U.S. rig count will be in the low-to-mid 90s. We expect adjusted gross profit within the Drilling Services segment to decline by less than 5% from the fourth quarter.

In our Completion Services segment for the first quarter, we expect adjusted gross profit to be approximately $95 million. We expect activity to decline slightly in the first quarter with an impact from first quarter winter weather.

In our Drilling Products segment for the first quarter, we expect adjusted gross profit will improve slightly compared to the fourth quarter. We expect slightly lower revenue in the United States due to lower activity, which we expect will be offset by an increase in activity and revenue from our International business.

We expect Other adjusted gross profit in the first quarter to be roughly flat compared to the fourth quarter.

For the first quarter, we expect selling, general and administrative expense to be approximately $65 million, and we expect depreciation, depletion, amortization, and impairment expense of approximately $225 million.

We continue to expect full-year 2026 capital expenditures to be less than $500 million, net of asset sales.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

Fourth Quarter Earnings Conference Call

The Company’s quarterly conference call to discuss the operating results for the quarter ended December 31, 2025, is scheduled for February 5, 2026, at 9:00 a.m. Central Time. The dial-in information for participants is (800) 715-9871 (Domestic) and (646) 307-1963 (International). The conference ID for both numbers is 5526772. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of drilling and completion services to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling services, integrated well completion services and directional drilling services in the United States, and specialized bit solutions in the United States, Middle East and many other regions around the world. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as “anticipate,” “believe,” “budgeted,” "continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “pursue,” “see,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: adverse oil and natural gas industry conditions, including the impact of commodity price volatility on industry outlook; global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess supply of drilling and completions equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; the impact of the ongoing Ukraine/Russia and Middle East conflicts and instability in other international regions; strength and financial resources of competitors; utilization, margins and planned capital expenditures; ability to obtain insurance coverage on commercially reasonable terms and liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology and the risk of obsolescence of existing technologies; the ability to attract and retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; difficulty in building and deploying new equipment; complications with the design or implementation of Patterson-UTI’s new enterprise resource planning system; governmental regulation, including climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; changes to tax, tariff and import/export regulations and sanctions by the United States or other countries, including the impacts of any sustained escalation or changes in tariff levels or trade-related disputes; the ability to effectively identify and enter new markets or pursue strategic acquisitions; public health crises, pandemics and epidemics; weather; operating costs; expansion and development trends of the oil and natural gas industry; financial flexibility, including availability of capital and the ability to repay indebtedness when due; adverse credit and equity market conditions; our return of capital to stockholders, including timing and amounts (including any plans or commitments in respect thereof) of any dividends and share repurchases; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$420,642	$241,293
Accounts receivable, net	723,277	763,806
Inventory	160,280	167,023
Other current assets	113,892	123,193
Total current assets	1,418,091	1,295,315
Property and equipment, net	2,711,037	3,010,342
Goodwill	487,388	487,388
Intangible assets, net	814,810	929,610
Other assets	139,140	110,811
Total assets	$5,570,466	$5,833,466
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$470,782	$421,318
Accrued liabilities	366,488	385,751
Other current liabilities	26,372	34,924
Total current liabilities	863,642	841,993
Long-term debt, net	1,221,038	1,219,770
Deferred tax liabilities, net	215,818	238,097
Other liabilities	45,253	57,762
Total liabilities	2,345,751	2,357,622
Stockholders’ equity:
Stockholders’ equity attributable to controlling interests	3,218,538	3,465,823
Noncontrolling interest	6,177	10,021
Total equity	3,224,715	3,475,844
Total liabilities and stockholders’ equity	$5,570,466	$5,833,466

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
REVENUES	$1,150,813	$1,175,954	$1,162,135	$4,826,624	$5,377,911
COSTS AND EXPENSES:
Direct operating costs	871,892	893,833	859,659	3,656,502	3,919,869
Depreciation, depletion, amortization and impairment	220,942	225,598	254,599	940,264	1,171,873
Impairment of goodwill	—	—	—	—	885,240
Selling, general and administrative	62,058	61,976	73,079	255,072	268,337
Merger and integration expense	6	90	3,460	1,016	33,037
Other operating expense (income), net	(3,850)	22,511	2,673	14,600	(10,708)

Total operating costs and expenses	1,151,048	1,204,008	1,193,470	4,867,454	6,267,648

OPERATING INCOME (LOSS)	(235)	(28,054)	(31,335)	(40,830)	(889,737)

OTHER INCOME (EXPENSE):
Interest income	2,433	1,480	928	6,649	5,729
Interest expense, net of amount capitalized	(17,678)	(17,488)	(17,725)	(70,508)	(71,963)
Other income (expense)	354	1,020	(1,333)	1,698	(975)

Total other income (expense)	(14,891)	(14,988)	(18,130)	(62,161)	(67,209)

INCOME (LOSS) BEFORE INCOME TAXES	(15,126)	(43,042)	(49,465)	(102,991)	(956,946)

INCOME TAX EXPENSE (BENEFIT)	(5,929)	(6,592)	1,927	(9,937)	9,453

NET INCOME (LOSS)	(9,197)	(36,450)	(51,392)	(93,054)	(966,399)

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(103)	(48)	190	581	1,632

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(9,094)	$(36,402)	$(51,582)	$(93,635)	$(968,031)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
Basic	$(0.02)	$(0.10)	$(0.13)	$(0.24)	$(2.44)
Diluted	$(0.02)	$(0.10)	$(0.13)	$(0.24)	$(2.44)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	379,243	382,819	389,450	383,465	397,196
Diluted	379,243	382,819	389,450	383,465	397,196
CASH DIVIDENDS PER COMMON SHARE	$0.08	$0.08	$0.08	$0.32	$0.32

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Twelve Months Ended
	December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(93,054)	$(966,399)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	940,264	1,171,873
Impairment of goodwill	—	885,240
Deferred income tax expense (benefit)	(21,677)	(1,765)
Stock-based compensation	39,286	46,352
Net (gain) loss on asset disposals	(693)	(3,688)
Other	737	7,936
Changes in operating assets and liabilities	96,356	35,987
Net cash provided by operating activities	961,219	1,175,536

Cash flows from investing activities:
Purchases of property and equipment	(589,029)	(678,386)
Investment in unconsolidated affiliate	(10,500)	—
Proceeds from disposal of assets, including insurance recoveries	44,117	25,832
Other	(11,741)	(2,190)
Net cash used in investing activities	(567,153)	(654,744)

Cash flows from financing activities:
Purchases of treasury stock	(69,636)	(290,427)
Dividends paid	(122,453)	(126,791)
Proceeds from revolving credit facility	—	50,000
Repayment of revolving credit facility	—	(50,000)
Payments on finance leases	(7,823)	(45,484)
Other	(10,820)	(12,290)
Net cash used in financing activities	(210,732)	(474,992)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(3,985)	2,813
Net change in cash, cash equivalents and restricted cash	179,349	48,613
Cash, cash equivalents and restricted cash at beginning of period	241,293	192,680
Cash, cash equivalents and restricted cash at end of period	$420,642	$241,293

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Drilling Services
Revenues	$360,777	$380,200	$408,385	$1,557,642	$1,727,810
Direct operating costs	$228,426	$246,407	$245,480	$977,234	$1,029,591
Adjusted gross profit (1)	$132,351	$133,793	$162,905	$580,408	$698,219
Depreciation, amortization and impairment	$85,044	$84,100	$85,174	$366,763	$477,398
Selling, general and administrative	$4,013	$3,969	$4,741	$16,079	$16,502
Other operating expense (income), net	$298	$8,600	$—	$530	$—
Operating income (loss)	$42,996	$37,124	$72,990	$197,036	$204,319

Operating days – U.S. (2)	8,596	8,737	9,617	36,371	40,899

Capital expenditures	$61,194	$46,691	$54,321	$236,517	$264,667

Completion Services
Revenues	$701,560	$705,275	$650,848	$2,892,247	$3,232,785
Direct operating costs	$590,657	$594,118	$555,527	$2,461,539	$2,658,170
Adjusted gross profit (1)	$110,903	$111,157	$95,321	$430,708	$574,615
Depreciation, amortization and impairment	$110,941	$117,058	$135,852	$463,599	$564,155
Impairment of goodwill	$—	$—	$—	$—	$885,240
Selling, general and administrative	$9,863	$8,821	$9,703	$39,816	$41,557
Other operating expense (income), net	$(6,300)	$13,000	$—	$6,700	$(17,792)
Operating income (loss)	$(3,601)	$(27,722)	$(50,234)	$(79,407)	$(898,545)
Capital expenditures	$59,069	$81,301	$61,469	$271,528	$320,329

Drilling Products
Revenues	$83,774	$85,880	$86,522	$343,707	$351,651
Direct operating costs	$49,590	$50,265	$49,186	$196,130	$191,107
Adjusted gross profit (1)	$34,184	$35,615	$37,336	$147,577	$160,544
Depreciation, amortization and impairment	$20,515	$21,326	$27,328	$88,301	$100,610
Selling, general and administrative	$6,911	$8,486	$10,209	$33,167	$35,860
Operating income (loss)	$6,758	$5,803	$(201)	$26,109	$24,074
Capital expenditures	$14,616	$13,331	$15,834	$61,421	$61,687

Other (3)
Revenues	$4,702	$4,599	$16,380	$33,028	$65,665
Direct operating costs	$3,219	$3,043	$9,466	$21,599	$41,001
Adjusted gross profit (1)	$1,483	$1,556	$6,914	$11,429	$24,664
Depreciation, depletion, amortization and impairment	$2,429	$923	$4,790	$13,226	$24,043
Selling, general and administrative	$1	$(177)	$59	$110	$708
Operating income (loss)	$(947)	$810	$2,065	$(1,907)	$(87)
Capital expenditures	$3,411	$2,145	$2,894	$10,954	$21,813

Corporate
Depreciation	$2,013	$2,191	$1,455	$8,375	$5,667
Selling, general and administrative	$41,270	$40,877	$48,367	$165,900	$173,710
Merger and integration expense	$6	$90	$3,460	$1,016	$33,037
Other operating expense (income), net	$2,152	$911	$2,673	$7,370	$7,084
Capital expenditures	$223	$1,011	$5,832	$8,609	$9,890

Total Capital Expenditures	$138,513	$144,479	$140,350	$589,029	$678,386
(1)Adjusted gross profit is defined as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense, which does not include impairment of goodwill). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross profit to adjusted gross profit by segment.
(2)Operational data relates to our contract drilling business. A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day.
(3)Other includes our oilfield rentals business, prior to its divestiture in April 2025, and oil and natural gas working interests.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted EBITDA
(unaudited, dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (1):
Net income (loss)	$(9,197)	$(36,450)	$(51,392)	$(93,054)	$(966,399)
Income tax expense (benefit)	(5,929)	(6,592)	1,927	(9,937)	9,453
Net interest expense	15,245	16,008	16,797	63,859	66,234
Depreciation, depletion, amortization and impairment	220,942	225,598	254,599	940,264	1,171,873
Legal accruals and settlements	—	20,000	—	15,415	(17,792)
Impairment of goodwill	—	—	—	—	885,240
Merger and integration expense	6	90	3,460	1,016	33,037
Adjusted EBITDA	$221,067	$218,654	$225,391	$917,563	$1,181,646

Total revenues	$1,150,813	$1,175,954	$1,162,135	$4,826,624	$5,377,911

Adjusted EBITDA by Operating Segment:
Drilling Services	$128,040	$128,224	$158,164	$566,214	$681,717
Completion Services	107,340	102,336	85,618	397,192	533,058
Drilling Products	27,273	27,129	27,127	114,410	124,684
Other	1,482	1,733	6,855	11,319	23,956
Corporate	(43,068)	(40,768)	(52,373)	(171,572)	(181,769)
Adjusted EBITDA	$221,067	$218,654	$225,391	$917,563	$1,181,646
(1)Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and impairment expense, legal accruals and settlements, impairment of goodwill, and merger and integration expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Free Cash Flow
(unaudited, dollars in thousands)

	Twelve Months Ended
	December 31,
	2025	2024
Adjusted Free Cash Flow (1):
Net cash provided by operating activities	$961,219	$1,175,536
Less capital expenditures	(589,029)	(678,386)
Plus proceeds from disposal of assets, including insurance recoveries	44,117	25,832
Adjusted free cash flow	$416,307	$522,982
(1)We define adjusted free cash flow as net cash provided by operating activities less capital expenditures, plus proceeds from disposal of assets, including insurance recoveries. We present adjusted free cash flow as a supplemental disclosure because we believe that it is an important liquidity measure and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company, that could be available for financing cash flows, such as dividend payments, share repurchases and/or repurchases of long-term indebtedness. Our computations of adjusted free cash flow may not be the same as similarly titled measures of other companies. Adjusted free cash flow is not intended to represent our residual cash flow available for discretionary expenditures. Adjusted free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flows from operations reported in accordance with GAAP.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Gross Profit
(unaudited, dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Drilling Services
Revenues	$360,777	$380,200	$408,385	$1,557,642	$1,727,810
Less direct operating costs	(228,426)	(246,407)	(245,480)	(977,234)	(1,029,591)
Less depreciation, amortization and impairment	(85,044)	(84,100)	(85,174)	(366,763)	(477,398)
GAAP gross profit (loss)	47,307	49,693	77,731	213,645	220,821
Depreciation, amortization and impairment	85,044	84,100	85,174	366,763	477,398
Adjusted gross profit (1)	$132,351	$133,793	$162,905	$580,408	$698,219

Completion Services
Revenues	$701,560	$705,275	$650,848	$2,892,247	$3,232,785
Less direct operating costs	(590,657)	(594,118)	(555,527)	(2,461,539)	(2,658,170)
Less depreciation, amortization and impairment	(110,941)	(117,058)	(135,852)	(463,599)	(564,155)
GAAP gross profit (loss)	(38)	(5,901)	(40,531)	(32,891)	10,460
Depreciation, amortization and impairment	110,941	117,058	135,852	463,599	564,155
Adjusted gross profit (1)	$110,903	$111,157	$95,321	$430,708	$574,615

Drilling Products
Revenues	$83,774	$85,880	$86,522	$343,707	$351,651
Less direct operating costs	(49,590)	(50,265)	(49,186)	(196,130)	(191,107)
Less depreciation, amortization and impairment	(20,515)	(21,326)	(27,328)	(88,301)	(100,610)
GAAP gross profit (loss)	13,669	14,289	10,008	59,276	59,934
Depreciation, amortization and impairment	20,515	21,326	27,328	88,301	100,610
Adjusted gross profit (1)	$34,184	$35,615	$37,336	$147,577	$160,544

Other
Revenues	$4,702	$4,599	$16,380	$33,028	$65,665
Less direct operating costs	(3,219)	(3,043)	(9,466)	(21,599)	(41,001)
Less depreciation, depletion, amortization and impairment	(2,429)	(923)	(4,790)	(13,226)	(24,043)
GAAP gross profit (loss)	(946)	633	2,124	(1,797)	621
Depreciation, depletion, amortization and impairment	2,429	923	4,790	13,226	24,043
Adjusted gross profit (1)	$1,483	$1,556	$6,914	$11,429	$24,664
(1)We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense, which does not include impairment of goodwill). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.